Exhibit 99.1

Dear Unitholders:

We are pleased to provide you with an update on the status of DC Industrial Liquidating Trust (“DCILT”). DCILT was created as a statutory trust to hold the 11 properties that were excluded from the November 2015 sale of Industrial Income Trust Inc. (“IIT”) to an affiliate of Global Logistic Properties Limited.

Property Update

Over the past 12 months, our management team has focused on developing and leasing the properties in order to maximize total value for DCILT unitholders. The DCILT properties are located in some of the most strategic industrial distribution markets across the United States including: Atlanta, Southern California, Pennsylvania, and South Florida. The fundamentals of the industrial real estate sector in general, and specifically in these markets, remain healthy, with positive net absorption, high occupancy rates, and rental growth rates at or near all-time highs.

The following is a summary of the status of the DCILT assets as of November 30, 2016:

•	Four properties are fully constructed and leased

•	Five properties are fully constructed and in active lease-up phase

•	One property is still under development and is estimated to be completed over the next 30 days

•	One property remains a land parcel adjacent to certain other DCILT properties

As we have previously stated, our target has been to complete the construction, lease up and sale of the DCILT properties, and to distribute the net proceeds to unitholders within a period of 12 to 24 months from November 2015, when we began holding the 11 properties. While we do remain confident in our ability to continue to meet this goal, we can provide no assurance that we will be able to accomplish this within the estimated timeframe.

Valuation Update

At the time of the sale of IIT to GLP in November 2015, we estimated that $0.56 net per unit of beneficial interest would be paid in cash upon consummation of the sale of all of our properties (net of certain estimated expenses). This amount was based on management’s estimates of the future market values of each property upon stabilization, the costs to complete the development and leasing of our properties, and certain liquidation expenses. In conjunction with the end of the 2016 fiscal year, our board of trustees has reviewed our original valuation estimates, with the input and assistance of management, to determine whether an update is warranted. As a result of this process, our board of trustees has updated certain market metrics and assumptions and concluded that an estimated $0.56 net per unit of beneficial interest would be paid in cash upon consummation of the sale of all of our properties (net of certain estimated expenses). This is the amount that we expect will continue to be reflected in the annual account statements of each beneficiary for December 31, 2016. The actual amounts ultimately distributed by DCILT will likely differ, perhaps materially, from this estimate based on, among other things, market conditions for sales of our properties, the amount of time it takes to complete the liquidation and the potential costs associated with the liquidation. There can be no assurance regarding the amount of cash that ultimately will be distributed to the beneficiaries in connection with DCILT or the timing of the liquidation of DCILT.

Tax Year 2016 Grantor Letter

In late February 2017, we expect to mail a grantor letter for the 2016 tax year to each unitholder. This will be similar to the grantor letter we mailed to unitholders in 2016 with respect to the 2015 tax year. The grantor letter will also be mailed to tax-exempt and qualified account holders (for example an IRA). The trustee or custodian will need this information to prepare an annual account statement and factor in UBTI, if any exists. We do not expect unitholders to experience a material impact to their taxable income for 2016 as a result of their units in DCILT. However, each unitholder should discuss the taxability of their units in DCILT with their tax advisors.

Thank you for your continued support.

Sincerely,

Dwight Merriman
Chief Executive Officer and Trustee

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This letter includes certain statements that may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements relate to, without limitation, changes in rent and occupancy, general conditions in our geographic markets, our future debt levels and financial position, our future capital expenditures, future distributions, future dispositions, future expenses and other developments and trends of the real estate industry. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “would,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “project,” or the negative of these words or other comparable terminology. These statements are not guarantees of future performance, and they are based upon our current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties.

Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future results include, but are not limited to, the ability to find buyers for properties at our expected sales prices, failure to lease our properties, a decrease in value of our properties, difficulties in economic conditions in our geographic markets and industry sector, competition for customers, risks associated with disposition and development of properties, greater than expected liquidation costs or liabilities, environmentally hazardous conditions at our properties and the cost of environmental compliance, the failure to achieve desired tax impact of our transactions, our failure to renew or extend necessary financing, increases in interest rates or unfavorable changes in other financing terms, conflicts of interests arising out of our relationships with our advisor and its affiliates, increases in operating costs or greater than expected capital expenditures, changes in U.S. generally accepted accounting principles, and those risks set forth in DCILT’s Annual Report on Form 10-K for the year ended December 31, 2015. Any of these statements could be inaccurate, and actual events or DCILT’s investments and results of operations could differ materially from those expressed or implied. To the extent that DCILT’s assumptions differ from actual results, DCILT’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.